Exhibit (d)(1)(ii)

May 13, 2013

ING Separate Portfolios Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ  85258

Ladies and Gentlemen:

By this letter dated May 13, 2013, we have agreed to waive the investment management fee payable to us under the Investment Management Agreement dated May 13, 2013 between ING Investments, LLC and ING Separate Portfolios Trust (the “Agreement”), with respect to ING Emerging Markets Corporate Debt Fund, ING Emerging Markets Hard Currency Debt Fund, and ING Emerging Markets Local Currency Debt Fund (each a “Fund,” and collectively, the “Funds”), each a series of ING Separate Portfolios Trust, as if the investment management fee specified in the Agreement were 0.00% for each Fund.  By this letter, we agree to waive that fee for the period from May 13, 2013 through August 1, 2014 (the “Waiver Period”).

ING Investments, LLC acknowledges that any fees waived during the Waiver Period pursuant to this letter shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/Todd Modic

Todd Modic

Senior Vice President

ING Investments, LLC

Agreed and Accepted:

ING Separate Portfolios Trust

(on behalf of the Funds)

By:

/s/Michael J. Roland

Michael J. Roland

Executive Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC